Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Baird Medical Investment Holdings Limited on Form F-1 of our report dated March 13, 2024 with respect to our audits of the financial statements of ExcelFin Acquisition Corp. which includes an explanatory paragraph as to the company’s ability to continue as a going concern, as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on October 1, 2024 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Hartford, CT

November 14, 2024